Spark Energy, Inc. Reports First Quarter 2016 Financial Results, Announces Acquisition of Major Energy and Provider Power

HOUSTON, May 04, 2016 (GLOBE NEWSWIRE) -- Spark Energy, Inc. (NASDAQ:SPKE), a Delaware corporation ("Spark"), today reported financial results for the quarter ended March 31, 2016.

For the first quarter of 2016, Adjusted EBITDA was $21.1 million and Retail Gross Margin was $39.6 million, compared to Adjusted EBITDA of $10.2 million and Retail Gross Margin of $27.9 million for the first quarter of 2015.

“We are extremely excited with our record first quarter results,” said Nathan Kroeker, Spark Energy, Inc.’s President and Chief Executive Officer. “We continued to achieve enhanced margins in both our retail electricity and retail natural gas segments while producing improvements in our attrition.

“We are also pleased to announce today two significant pending acquisitions, Major Energy (“Major”) and Provider Power (“Provider”). We expect these two transactions to add approximately $30.0 million of annual Adjusted EBITDA, excluding integration costs which are expected to be complete by the end of this year. Collectively, we anticipate these transactions will add approximately 335,000 RCEs to our portfolio, bringing our total RCE count to approximately 750,000. These acquisitions will provide us access to two new states, Maine and New Hampshire, and 24 new utilities. We expect to close both of these transactions early in the third quarter.”

First Quarter 2016 Highlights

•	$21.1 million in Adjusted EBITDA and $39.6 million in Retail Gross Margin

•	Invested $2.3 million in organic customer acquisitions

•	Consistently strong unit margins across both retail natural gas and electricity segments

•	RCE Attrition reduced to 4.3%

•	Paid fourth quarter dividend of $0.3625 per share of Class A common stock on March 14, 2016

•	Declared first quarter dividend of $0.3625 per share of Class A common stock payable on June 14, 2016

Acquisition of Major Energy

Spark announced today that Spark and National Gas & Electric, LLC (“NGE”), an affiliate, have entered into a purchase and sale agreement for the acquisition of Major Energy, a retail energy business with approximately 210,000 RCEs. NGE closed on the acquisition of Major Energy on April 15, 2016 and has since been preparing the company as a dropdown to Spark. Major Energy serves electricity and natural gas customers in eight states and adds fifteen new utilities to Spark’s footprint. Spark intends on leveraging the Major management team’s retail energy expertise and knowledge to further enhance an already highly efficient and profitable business model which they have built.

Spark will be issuing $40.0 million of shares to NGE as consideration for the upfront purchase price for Major. In addition, there are assumed liabilities and earnouts over the next three years that are subject to performance metrics. A special committee of the Board of Directors, consisting solely of independent directors, approved this transaction.

Acquisition of Provider Power

Spark announced today that it has entered into a purchase and sale agreement for the acquisition of all retail business operations of Provider Power, LLC, representing approximately 125,000 RCEs. The business being acquired serves electricity customers primarily in Maine and New Hampshire and includes nine new utilities to Spark.

The purchase price is $28.0 million, plus an earn-out that is subject to performance metrics for the first year. The Company is financing the purchase price payable at closing through the issuance of 900,000 shares to Retailco, LLC for a total of $18.0 million. A special committee of the Board of Directors, consisting solely of independent directors, approved the sale of equity by the Company to Retailco, LLC.

Please see the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, for a more detailed description of the Major and Provider acquisitions and the financing of the Provider acquisition.

Summary First Quarter 2016 Financial Results

For the quarter ended March 31, 2016, Spark reported Adjusted EBITDA of $21.1 million compared to Adjusted EBITDA of $10.2 million for the quarter ended March 31, 2015. This increase of $10.9 million is primarily attributable to increased Retail Gross Margin in our electricity and natural gas segments and decreased customer acquisition costs, partially offset by increased general and administrative expenses due to our increased RCE count following our Oasis and CenStar acquisitions in the third quarter of last year.

For the quarter ended March 31, 2016, Spark reported Retail Gross Margin of $39.6 million compared to Retail Gross Margin of $27.9 million for the quarter ended March 31, 2015. This increase of $11.7 million is primarily attributable to expanded natural gas unit margins and increased retail electricity volumes. Favorable supply costs across several of our markets were a key driver of these elevated unit margins in the first quarter.

Net income for the quarter ended March 31, 2016 was $15.7 million compared to net income of $12.9 million for the quarter ended March 31, 2015. Earnings per share (EPS) variance analysis is not included, as management does not view EPS as a valuable metric given the unpredictability of the unrealized gains and losses on the hedge portfolio, as well as other non-cash items including non-cash compensation and amortization of customer acquisition costs and customer relationships in excess of current period customer acquisition costs.

2016 Financial Guidance

With our record first quarter results, we are highly confident in achieving our initial 2016 guidance range of $44.0 million to $48.0 million. With the pending acquisitions and our updated projections, we are currently re-evaluating our guidance to reflect these positive changes.

Liquidity and Capital Resources

(in thousands)	March 31, 2016
Cash and cash equivalents	$2,949
Senior Credit Facility Working Capital Line Availability (1)	33,348
Senior Credit Facility Acquisition Line Availability (2)	6,428
Total Liquidity	$42,725
(1) Subject to Senior Credit Facility borrowing base restrictions.
(2) Subject to Senior Credit Facility covenant restrictions.

Conference Call and Webcast

Spark will host a conference call to discuss first quarter 2016 results on Thursday, May 5, 2016 at 10:00 AM Central Time (11:00 AM Eastern).

A live webcast of the conference call can be accessed from the Events & Presentations page of the Spark Energy Investor Relations website at http://ir.sparkenergy.com/events.cfm. An archived replay of the webcast will be available for twelve months following the live presentation.

About Spark Energy, Inc.

Spark Energy, Inc. is an established and growing independent retail energy services company founded in 1999 that provides residential and commercial customers in competitive markets across the United States with an alternative choice for their natural gas and electricity. Headquartered in Houston, Texas, Spark currently operates in 16 states and serves 66 utility territories. Spark offers its customers a variety of product and service choices, including stable and predictable energy costs and green product alternatives.

Cautionary Note Regarding Forward-Looking Statements

This earnings release contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. These statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), can be identified by the use of forward-looking terminology including “may,” “should,” “likely,” “will,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “project,” or other similar words. All statements, other than statements of historical fact included in this release, regarding strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans, objectives and beliefs of management are forward-looking statements. Forward-looking statements appear in a number of places in this release and may include statements about business strategy and prospects for growth, customer acquisition costs, ability to pay cash dividends, cash flow generation and liquidity, availability of terms of capital, competition and government regulation and general economic conditions. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurance that such expectations will prove correct.

The forward-looking statements in this report are subject to risks and uncertainties. Important factors which could cause actual results to materially differ from those projected in the forward-looking statements include, but are not limited to:

•	changes in commodity prices,

•	extreme and unpredictable weather conditions,

•	the sufficiency of risk management and hedging policies,

•	customer concentration,

•	federal, state and local regulation, including the industry's ability to prevail on its challenge to the New York Public Service Commission's order enacting new regulations that sought to impose significant new restrictions on retail energy providers operating in New York,

•	key license retention,

•	increased regulatory scrutiny and compliance costs,

•	our ability to borrow funds and access credit markets,

•	restrictions in our debt agreements and collateral requirements,

•	credit risk with respect to suppliers and customers,

•	level of indebtedness,

•	changes in costs to acquire customers,

•	actual customer attrition rates,

•	actual bad debt expense in non-POR markets,

•	accuracy of internal billing systems,

•	ability to successfully navigate entry into new markets,

•	whether our majority stockholder or its affiliates offers us acquisition opportunities on terms that are commercially acceptable to us,

•	competition, and

•	other factors discussed in “Risk Factors” in our Form 10-K for the year ended December 31, 2015 and in our other public filings and press releases.

You should review the risk factors and other factors noted throughout our Report on Form 10-K for the year ended December 31, 2015 and the Form 10-Q for the quarter ended March 31, 2016, both of which are filed with the Securities and Exchange Commission, which could cause our actual results to differ materially from those contained in any forward-looking statement. All forward-looking statements speak only as of the date of this release. Unless required by law, we disclaim any obligation to publicly update or revise these statements whether as a result of new information, future events or otherwise. It is not possible for us to predict all risks, nor can we assess the impact of all factors on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

SPARK ENERGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS AS OF MARCH 31, 2016 AND DECEMBER 31, 2015 AND
 (in thousands)
(unaudited)

	March 31, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$2,949	$4,474
Accounts receivable, net of allowance for doubtful accounts of $2.8 million and $1.9 million as of March 31, 2016 and December 31, 2015	53,968	59,936
Accounts receivable—affiliates	2,112	1,840
Inventory	181	3,665
Fair value of derivative assets	240	605
Customer acquisition costs, net	13,026	13,389
Customer relationships, net	5,698	6,627
Prepaid assets (1)	1,597	700
Deposits	7,073	7,421
Other current assets	4,537	4,023
Total current assets	91,381	102,680
Property and equipment, net	4,755	4,476
Customer acquisition costs, net	2,381	3,808
Customer relationships, net	5,512	6,802
Non-current deferred tax assets	34,531	23,380
Goodwill	18,379	18,379
Other assets	2,501	2,709
Total Assets	$159,440	$162,234
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$23,207	$29,732
Accounts payable—affiliates	3,910	1,962
Accrued liabilities	11,885	12,245
Fair value of derivative liabilities	9,719	10,620
Current portion of Senior Credit Facility	10,306	27,806
Current payable pursuant to tax receivable agreement—affiliates	1,407	—
Other current liabilities	2,878	1,823
Total current liabilities	63,312	84,188
Long-term liabilities:
Fair value of derivative liabilities	546	618
Long-term payable pursuant to tax receivable agreement—affiliates	29,592	20,713
Long-term portion of Senior Credit Facility	13,266	14,592
Non-current deferred tax liability	854	853

Convertible subordinated notes to affiliates	6,466	6,339
Other long-term liabilities	1,723	1,612
Total liabilities	115,759	128,915
Stockholders' equity:
Common Stock:
Class A common stock, par value $0.01 per share, 120,000,000 shares authorized, 4,118,623 issued and outstanding at March 31, 2016 and 3,118,623 issued and outstanding at December 31, 2015	41	31
Class B common stock, par value $0.01 per share, 60,000,000 shares authorized, 9,750,000 issued and outstanding at March 31, 2015 and 10,750,000 issued and outstanding at December 31, 2015	98	108
Preferred Stock:
Preferred stock, par value $0.01 per share, 20,000,000 shares authorized, zero issued and outstanding at March 31, 2016 and December 31, 2015	—	—
Additional paid-in capital	16,600	12,565
Retained deficit	1,314	(1,366)
Total stockholders' equity	18,053	11,338
Non-controlling interest in Spark HoldCo, LLC	25,628	21,981
Total equity	43,681	33,319
Total Liabilities and Stockholders' Equity	$159,440	$162,234
(1) Prepaid assets includes prepaid assets—affiliates of $99 and $210 as of March 31, 2016 and December 31,2015.

SPARK ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2016 AND 2015
(in thousands, except per share data)
(unaudited)

	2016	2015
Revenues:
Retail revenues (1)	$110,019	$99,874
Net asset optimization revenues (2)	527	1,929
Total Revenues	110,546	101,803
Operating Expenses:
Retail cost of revenues (3)	68,800	69,085
General and administrative (4)	17,380	14,704
Depreciation and amortization	6,789	4,278
Total Operating Expenses	92,969	88,067
Operating income	17,577	13,736
Other (expense)/income:
Interest expense	(753)	(381)
Interest and other income	(95)	135
Total other expenses	(848)	(246)
Income before income tax expense	16,729	13,490
Income tax expense	988	561
Net income	$15,741	$12,929
Less: Net income attributable to non-controlling interests	11,568	10,520
Net income attributable to Spark Energy, Inc. stockholders	$4,173	$2,409
(1) Retail revenues includes retail revenues—affiliates of $0 for each of the three months ended March 31, 2016 and 2015.
(2) Net asset optimization revenues includes asset optimization revenues—affiliates of $113 and $489 for the three months ended March 31, 2016 and 2015, respectively, and asset optimization revenues—affiliates cost of revenues of $1,258 and $3,093 for the three months ended March 31, 2016 and 2015, respectively.
(3) Retail cost of revenues includes retail cost of revenues—affiliates of less than $100 for each of the three months ended March 31, 2016 and 2015.
(4) General and administrative includes general and administrative expense—affiliates of $4.4 million and $0 for the three months ended March 31, 2016 and 2015.

SPARK ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
 FOR THE THREE MONTHS ENDED MARCH 31, 2016
(in thousands)
(unaudited)

	Issued Shares of Class A Common Stock	Issued Shares of Class B Common Stock	Issued Shares of Preferred Stock	Class A Common Stock	Class B Common Stock	Additional Paid-In Capital	Retained Earnings (Deficit)	Total Stock-holders' Equity	Non-controlling Interest	Total Equity
Balance at 12/31/2015:	3,119	10,750	-	$31	$108	$12,565	$(1,366)	$11,338	$21,981	$33,319
Stock based compensation	-	-	-	-	-	220	-	220	-	220
Consolidated net income	-	-	-	-	-	-	4,173	4,173	11,568	15,741
Beneficial conversion feature	-	-	-	-	-	63	-	63	-	63
Distribution paid to non-controlling unit holders	-	-	-	-	-	-	-	-	(5,876)	(5,876)
Distribution paid to class A common stockholders	-	-	-	-	-	-	(1,493)	(1,493)	-	(1,493)
Tax impact from tax receivable agreement upon exchange of units of Spark HoldCo, LLC to shares of Class A Common Stock	-	-	-	-	-	1,707	-	1,707	-	1,707
Exchange of shares of Class B common stock to shares of Class A common stock	1000	(1,000)	-	10	(10)	2,045	-	2,045	(2,045)	-
Balance at 3/31/2016:	4,119	9,750	-	$41	$98	$16,600	$1,314	$18,053	$25,628	$43,681

SPARK ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
 FOR THE THREE MONTHS ENDED MARCH 31, 2016 AND 2015
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2016	2015
Cash flows from operating activities:
Net income	$15,741	$12,929
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization expense	6,789	4,278
Deferred income taxes	841	(159)
Stock based compensation	618	550
Amortization and write off of deferred financing costs	117	50
Change in fair value of CenStar Earnout	1,000	-
Bad debt expense	907	2,947
Loss on derivatives, net	9,749	1,305

Current period cash settlements on derivatives, net	(10,457)	(4,191)
Accretion of discount to convertible subordinated notes to affiliate	35	-
Interest paid in kind - subordinated convertible notes	155	-
Loss on equity method investment in eRex Spark	80	-
Changes in assets and liabilities:
Decrease in restricted cash	-	707
Decrease in accounts receivable	5,060	1,924
(Increase) decrease in accounts receivable—affiliates	(273)	207
Decrease in inventory	3,484	7,521
Increase in customer acquisition costs	(2,305)	(5,629)
(Increase) decrease in prepaid and other current assets	(1,180)	2,621
Decrease (increase) in intangible assets— customer acquisitions	-	(676)
Increase in other assets	265	-
Decrease increase in accounts payable and accrued liabilities	(7,340)	(6,226)
Increase in accounts payable—affiliates	1,949	415
Increase in other current liabilities	156	673
Increase in other non-current liabilities	111	-
Net cash provided by operating activities	25,502	19,246
Cash flows from investing activities:
Purchases of property and equipment	(665)	(441)
Investment in eRex joint venture	(168)	-
Net cash used in investing activities	(833)	(441)
Cash flows from financing activities:
Borrowings on the Senior Credit Facility	-	3,000
Payments on the Senior Credit Facility	(18,825)	(16,000)
Payment of distributions to Class A common stockholders	(1,493)	(1,088)
Payment of distributions to non-controlling unitholders	(5,876)	(3,897)
Net cash used in financing activities	(26,194)	(17,985)

(Decrease) increase in cash and cash equivalents	(1,525)	820
Cash and cash equivalents—beginning of period	4,474	4,359
Cash and cash equivalents—end of period	$2,949	$5,179
Supplemental Disclosure of Cash Flow Information:
Non cash items:
Property and equipment purchase accrual	$57	$19
Tax impact from tax receivable agreement upon exchange of units of Spark HoldCo, LLC to shares of Class A Common Stock	$1,707	$-
Cash paid during the period for:
Interest	$539	$366
Taxes	$842	$-

SPARK ENERGY, INC.
OPERATING SEGMENT RESULTS
FOR THE THREE MONTHS ENDED MARCH 31, 2016 AND 2015(in thousands, except per unit operating data)
(unaudited)

	Three Months Ended March 31,
	2016	2015
Retail Natural Gas Segment
Total Revenues	$48,613	$57,354
Retail Cost of Revenues	22,500	33,466
Less: Net Asset Optimization Revenues	527	1,929
Less: Net Gains (Losses) on non-trading derivatives, net of cash settlements	1,430	3,647
Retail Gross Margin—Gas	$24,156	$18,312
Volumes—Gas (MMBtu)	6,112,431	6,564,045
Retail Gross Margin—Gas per ($/MMBtu)	$3.95	$2.79
Retail Electricity Segment
Total Revenues	$61,933	$44,449
Retail Cost of Revenues	46,300	35,619
Less: Net Gains (Losses) on non-trading derivatives, net of cash settlements	227	(732)
Retail Gross Margin—Electricity	$15,406	$9,562
Volumes—Electricity (MWh)	586,677	372,851
Retail Gross Margin—Electricity per ($/MWh)	$26.26	$25.65

Reconciliation of GAAP to Non-GAAP Measures

Adjusted EBITDA

We define “Adjusted EBITDA” as EBITDA less (i) customer acquisition costs incurred in the current period, (ii) net gain (loss) on derivative instruments, and (iii) net current period cash settlements on derivative instruments, plus (iv) non-cash compensation expense and (v) other non-cash operating items. EBITDA is defined as net income (loss) before provision for income taxes, interest expense and depreciation and amortization. We deduct all current period customer acquisition costs (representing spending for organic customer acquisitions) in the Adjusted EBITDA calculation because such costs reflect a cash outlay in the year in which they are incurred, even though we capitalize such costs and amortize them over two years in accordance with our accounting policies. The deduction of current period customer acquisition costs is consistent with how we manage our business, but the comparability of Adjusted EBITDA between periods may be affected by varying levels of customer acquisition costs. For example, our Adjusted EBITDA is lower in years of customer growth reflecting larger customer acquisition spending. We do not deduct the cost of customer relationships (representing those customer acquisitions through acquisitions of business or portfolios of customers). We deduct our net gains (losses) on derivative instruments, excluding current period cash settlements, from the Adjusted EBITDA calculation in order to remove the non-cash impact of net gains and losses on derivative instruments. We also deduct non-cash compensation expense as a result of restricted stock units that are issued under our long-term incentive plan.

We believe that the presentation of Adjusted EBITDA provides information useful to investors in assessing our liquidity and financial condition and results of operations and that Adjusted EBITDA is also useful to investors as a financial indicator of a company’s ability to incur and service debt, pay dividends and fund capital expenditures. Adjusted EBITDA is a supplemental financial measure that management and external users of our condensed consolidated financial statements, such as industry analysts, investors, commercial banks and rating agencies, use to assess the following:

•	our operating performance as compared to other publicly traded companies in the retail energy industry, without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate earnings sufficient to support our proposed cash dividends; and

•	our ability to fund capital expenditures (including customer acquisition costs) and incur and service debt.

Retail Gross Margin

We define retail gross margin as operating income plus (i) depreciation and amortization expenses and (ii) general and administrative expenses, less (i) net asset optimization revenues, (ii) net gains (losses) on non-trading derivative instruments, and (iii) net current period cash settlements on non-trading derivative instruments. Retail gross margin is included as a supplemental disclosure because it is a primary performance measure used by our management to determine the performance of our retail natural gas and electricity business by removing the impacts of our asset optimization activities and net non-cash income (loss) impact of our economic hedging activities. As an indicator of our retail energy business’ operating performance, retail gross margin should not be considered an alternative to, or more meaningful than, operating income, its most directly comparable financial measure calculated and presented in accordance with GAAP.

The GAAP measures most directly comparable to Adjusted EBITDA are net income and net cash provided by operating activities. The GAAP measure most directly comparable to Retail Gross Margin is operating income. Our non-GAAP financial measures of Adjusted EBITDA and Retail Gross Margin should not be considered as alternatives to net income, net cash provided by operating activities, or operating income. Adjusted EBITDA and Retail Gross Margin are not presentations made in accordance with GAAP and have important limitations as analytical tools. You should not consider Adjusted EBITDA or Retail Gross Margin in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA and Retail Gross Margin exclude some, but not all, items that affect net income and net cash provided by operating activities, and are defined differently by different companies in our industry, our definition of Adjusted EBITDA and Retail Gross Margin may not be comparable to similarly titled measures of other companies.

Management compensates for the limitations of Adjusted EBITDA and Retail Gross Margin as analytical tools by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these data points into management’s decision-making process.

The following tables present a reconciliation of Adjusted EBITDA to net income (loss) and net cash provided by operating activities for each of the periods indicated.

APPENDIX TABLES A-1 AND A-2
ADJUSTED EBITDA RECONCILIATIONS
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2016	2015
Reconciliation of Adjusted EBITDA to Net Income:
Net income	$15,741	$12,929
Depreciation and amortization	6,789	4,278
Interest expense	753	381
Income tax expense	988	561
EBITDA	24,271	18,149
Less:
Net, Losses on derivative instruments	(9,749)	(1,305)
Net, Cash settlements on derivative instruments	11,272	4,191
Customer acquisition costs	2,305	5,629
Plus:
Non-cash compensation expense	618	550
Adjusted EBITDA	$21,061	$10,184

	Three Months Ended March 31,
	2016	2015
Reconciliation of Adjusted EBITDA to net cash provided by operating activities:
Net cash provided by operating activities	$25,502	$19,246
Amortization of deferred financing costs	(117)	(50)
Bad debt expense	(907)	(2,947)
Interest expense	753	381
Income tax expense	988	561
Changes in operating working capital
Accounts receivable, prepaids, current assets	(3,607)	(4,783)
Inventory	(3,484)	(7,521)
Accounts payable and accrued liabilities	5,391	5,811
Other	(3,458)	(514)
Adjusted EBITDA	$21,061	$10,184
Cash Flow Data:
Cash flows provided by operating activities	$25,502	$19,246
Cash flows used in investing activities	$(833)	$(441)
Cash flows used in financing activities	$(26,194)	$(17,985)

The following table presents a reconciliation of Retail Gross Margin to operating income (loss) for each of the periods indicated.
APPENDIX TABLE A-3
RETAIL GROSS MARGIN RECONCILIATION

(in thousands)
(unaudited)

	Three Months Ended March 31,
	2016	2015
Reconciliation of Retail Gross Margin to Operating Income:
Operating income	$17,577	$13,736
Depreciation and amortization	6,789	4,278
General and administrative	17,380	14,704
Less:
Net asset optimization revenues	527	1,929
Net, Losses on non-trading derivative instruments	(9,620)	(1,200)
Net, Cash settlements on non-trading derivative instruments	11,277	4,115
Retail Gross Margin	$39,562	$27,874

Contact: Spark Energy, Inc.

Investors:
Andy Davis, 832-200-3727

Media:
Jenn Korell, 281-833-4151